Exhibit 8.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004
WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184 January 10, 2023

OceanPal Inc.

Pendelis 26, 175 64

Palaio Faliro

Athens, Greece

Re:OceanPal Inc.

Ladies and Gentlemen:

We have acted as counsel to OceanPal Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s Registration Statement on Form F-1, as filed publicly filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 6, 2022, as amended (the “Registration Statement”), with respect to the Company’s offering of up to 22,727,273 of the Company’s units (the “Units”), each Unit consisting of (i) one common share of the Company, par value $0.01 per share (“Common Shares”) or one pre-funded warrant to purchase one Common Share and (ii) one Class B Warrant to purchase one Common Share.

In formulating our opinions, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus contained therein. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Based on the facts as set forth in the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement in the section entitled “Taxation”, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Registration Statement in the section entitled “Taxation” are our opinions and accurately state our views as to the tax matters discussed therein.

Our opinions are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law and applicable Marshall Islands tax law as in effect on the date hereof, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the section entitled “Taxation” in the Registration Statement, without admitting we are “experts” within the meaning of the Securities Act, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP